Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 22, 2016

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to Tallgrass Energy GP, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale (the “Offering”) by the selling shareholders set forth on Schedule A attached hereto (the “Selling Shareholders”) of an aggregate of 10,350,000 Class A shares (the “Shares”) representing limited partner interests in the Partnership pursuant to that certain Underwriting Agreement dated November 17, 2016 (the “Underwriting Agreement”) by and among the Partnership and the Selling Shareholders, on the one hand, and Goldman, Sachs & Co., as the sole underwriter, on the other hand (the “Underwriter”).

Prior to the Offering, the Shares were issued to the Selling Shareholders in exchange for an equal number of units of Tallgrass Equity, LLC (“Tallgrass Equity”), together with a corresponding number of the Partnership’s Class B Shares (the “Exchange Right”), pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, dated May 12, 2015 (the “Tallgrass Equity LLC Agreement”), and the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 12, 2015 (the “Partnership Agreement”).

In our capacity as your counsel in the connection referred to above, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below , including (i) the registration statement on Form S-3 (Registration No. 333-211753) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended; (ii) the prospectus included in the Registration Statement dated August 10, 2016 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated November 17, 2016 (together with the Base Prospectus, the “Final Prospectus”); (iv) the Underwriting Agreement; (v) the Tallgrass Equity LLC Agreement; (vi) the Partnership Agreement and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof; (vii) the Amended and Restated Limited Liability Company Agreement of TEGP Management, LLC, a Delaware limited liability company and the general partner of TEGP (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof;

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(viii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (ix) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, and (x) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In making our examination, we have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and applicable federal law of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

Schedule A

Selling Shareholders

1.	Tallgrass Holdings, LLC

2.	KIA VII (Rubicon), L.P.

3.	KEP VI AIV (Rubicon), LLC

4.	Hobbs Ventures, LLC

5.	Wylie Ventures, LLC